Free Writing Prospectus Filed Pursuant to Rule 433 Registration File No. 333-132375

CWHEQ Home Equity Loan Trust, Series 2007-S3

Final Term Sheet

$700,000,100 (Approximate)

CWHEQ, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Home Equity Loan Asset Backed Certificates, Series 2007-S3

Distributions payable monthly, beginning April 25, 2007
________________

The following classes of certificates are offered pursuant to this free writing prospectus:

Class	Initial Certificate Principal Balance (1)
A-1	$298,454,000
A-2	$242,359,000
A-3	$159,187,000
A-R	$100

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(1) This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

SUMMARY

Issuing Entity

CWHEQ Home Equity Loan Trust, Series 2007-S3, a common law trust formed under the laws of the State of New York.

Depositor

CWHEQ, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the home equity loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the home equity loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation.

Certificate Insurer

MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the offered certificates, other than the Class A-R Certificates, on each distribution date pursuant to the terms of a financial guaranty insurance policy.

Credit Insurance Provider

Old Republic Insurance Company will provide a credit insurance policy that provides coverage if a borrower defaults on a covered loan as described in this free writing prospectus. Only a portion of the home equity loans will be covered by the credit insurance policy.

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class E-P, Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guarantee payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

Initial Home Equity Loans:

For any initial home equity loan, the later of March 1, 2007 and the origination date of that home equity loan (referred to as the initial cut-off date).

Subsequent Home Equity Loans:

For any subsequent home equity loan, the later of the first day of the month of the related subsequent transfer date and the origination date of that subsequent home equity loan (referred to as the subsequent cut-off date).

Closing Date

On or about March 30, 2007.

Pre-Funding

On the closing date, the depositor will deposit approximately $103,872,797 in a pre-funding account (referred to as the pre-funded amount).

Funding Period:

The funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $40,000 and (y) May 24, 2007.

Use of Pre-Funded Amount:

The pre-funded amount is expected to be used to purchase subsequent home equity loans. The pre-funded amount not used during the funding period to purchase subsequent home equity loans will be distributed to holders of the certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Restrictions on Subsequent Home Equity Loan Purchases:

Purchases of subsequent home equity loans are subject to the same criteria as the initial home equity loans and additional restrictions related to the composition of the loan pool following the acquisition of the subsequent home equity loans, as described in this free writing prospectus.

Capitalized Interest Account:

Because some of the home equity loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from the home equity loans to pay all the interest due on the certificates on the first and possibly the second distribution dates. If a pre-funding account is funded on the closing date, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Interest Shortfall Payments:

To the extent needed to make required interest payments on the interest-bearing certificates and to pay certain expenses of the issuing entity on or prior to the June 2007 distribution date, Countrywide Home Loans, Inc. will make interest shortfall payments to the issuing entity to offset shortfalls in interest collections due to newly originated loans that do not have a payment due date in the due period related to the subject distribution date.

The Home Equity Loans

The loan pool will consist of closed-end, fixed rate loans that are secured by second liens on one- to four-family residential properties. We sometimes refer to these loans as loans or home equity loans.

Statistical Calculation Information

The statistical information presented in this free writing prospectus relates to a statistical calculation pool that does not reflect all of the home equity loans that will be included in the issuing entity on the closing date. Additional home equity loans will be included in the loan pool on the closing date, and subsequent home equity loans will be included during the funding period. In addition, certain home equity loans in the statistical calculation pool may not be included in the loan pool on the closing date because they were prepaid in full or were determined not to meet the eligibility requirements for the loan pool. The aggregate stated principal balance as of the cut-off date of the home equity loans to be included in the issuing entity on the closing date is expected to be approximately $596,127,203.

The information with respect to the statistical calculation pool is, unless otherwise specified, based on the scheduled principal balances as of March 1, 2007, which is the statistical calculation date. The aggregate stated principal balance of the statistical calculation pool as of the statistical calculation date is referred to as the statistical calculation date pool principal balance.

Unless otherwise noted, all statistical percentages are measured by the statistical calculation date pool principal balance.

As of the statistical calculation date, the home equity loans in the statistical calculation pool had the following characteristics:

Statistical Calculation Date Pool Principal Balance	$482,753,403
Number of Home Equity Loans	9,922
Average Current Principal Balance	$48,655
Range of Current Principal Balances	$6,193 to $472,000
Weighted Average Loan Rate	8.668%
Range of Loan Rates	5.990% to 20.125%
Weighted Average Original Combined Loan-to-Value Ratio	90.46%
Percentage of Home Equity Loans with Original Combined Loan-to-Value Ratios Greater than 80%	85.98%
Geographic Concentrations in excess of 10%:
California	20.75%
Weighted Average Original Term to Stated Maturity	228 months
Weighted Average Remaining Term to Stated Maturity	227 months
Percentage of Home Equity Loans with Prepayment Charges	29.14%
Minimum FICO Score	610 points
Maximum FICO Score	822 points
Weighted Average FICO Score	721 points
Number of Home Equity Loans with Unknown FICO Score	0
Percentage of Home Equity Loans with Unknown FICO Score	0.00%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Certificate Principal Balance (1)		Type	Last Scheduled Distribution Date	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
A-1	$298,454,000		Senior/Adjustable Rate	May 2037	Aaa	AAA
A-2	$242,359,000		Senior/Adjustable Rate	May 2037	Aaa	AAA
A-3	$159,187,000		Senior/Adjustable Rate	May 2037	Aaa	AAA
A-R	$100		Senior/REMIC Residual	April 2007	Aaa	AAA
Non-Offered Certificates (3)
P	$100	(4)	Prepayment Charges	N/A	N/R	N/R
E-P	N/A		Excess Charged-off Loan Proceeds	N/A	N/R	N/R
C	N/A		Residual	N/A	N/R	N/R
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(1)   This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of home equity loans actually delivered on the closing date.

(2)   The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)   The Class E-P, Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class E-P, Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

(4)   The Class P Certificates also will have a notional amount equal to the aggregate stated principal balance of the home equity loans as of the cut-off date.

The certificates will also have the following characteristics:

Class	Pass-Through Rate (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
A-1	LIBOR + 0.140% (2)	(3)	Actual/360 (4)
A-2	LIBOR + 0.250% (2)	(3)	Actual/360 (4)
A-3	LIBOR + 0.380% (2)	(3)	Actual/360 (4)
A-R	(5)	N/A	N/A
Non-Offered Certificates
P	N/A	N/A	N/A
C	N/A	N/A	N/A
E-P	N/A	N/A	N/A

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(1)   The pass-through rate for each class of interest bearing certificates is subject to a “net rate cap.” The net rate cap generally is equal to the weighted average loan rate of the home equity loans less the servicing fee rate, trustee fee rate, certificate insurance premium rate and, if applicable, the credit insurance premium rate, and in the case of the Class A-2 and Class A-3 Certificates, the effective rate at which any net swap payment and any swap termination payment (other than a swap termination payment resulting from a swap counterparty trigger event) may be payable to the swap counterparty. Any shortfall resulting from application of the net rate cap will not be covered by the financial guaranty insurance policy.

(2)   The pass-through rate for this class of offered certificates may adjust monthly based on changes in LIBOR which is the index used in determining the pass-through rate. LIBOR refers to one-month LIBOR for the related accrual period calculated as described in this free writing prospectus under “Description of the Certificates — Calculation of One-Month LIBOR.”

(3)   The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date.

(4)    Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(5)    The Class A-R Certificates will not accrue any interest.

Designations

Designation	Class of Certificates
Class A Certificates:	Class A-1, Class A-2 and Class A-3 Certificates
Offered Certificates:	Class A-1, Class A-2, Class A-3 and Class A-R Certificates

Record Date

Class A Certificates:

The business day immediately preceding a distribution date, or if the Class A-1, Class A-2 or Class A-3 Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Class A-R Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.95 and $0.05, respectively.

Registration of Certificates

Class A Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on April 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

•	any interest due on a prior distribution date that was not paid.

The accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-5.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The amount of principal payments to be made on the Class A Certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the home equity loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

•  scheduled payments of interest on the home equity loans collected during the applicable period,

•  interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation,

•  interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain home equity loans,

•  proceeds allocable to interest in respect of any home equity loans repurchased by a seller or purchased by the master servicer,

•  liquidation proceeds on the home equity loans during the applicable period (to the extent allocable to interest),

•  net proceeds from the credit insurance policy allocable to interest,

•  any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to interest,

•  the amount, if any, of the seller interest shortfall payment paid by Countrywide Home Loans, Inc. on any distribution date on or prior to the June 2007 distribution date, and

•  for each distribution date during, and for the distribution date immediately after, the funding period, any amounts required pursuant to the pooling and servicing agreement to be distributed from the capitalized interest account.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

•  scheduled payments of principal of the home equity loans collected during the applicable period or advanced by the master servicer,

•  prepayments collected in the applicable period,

•  the stated principal balance of any home equity loans repurchased by a seller or purchased by the master servicer,

•  the excess, if any, of the stated principal balance of a deleted home equity loan over the stated principal balance of the related substitute home equity loan,

•  liquidation proceeds on the home equity loans during the applicable period (to the extent allocable to principal),

•  net proceeds from the credit insurance policy allocable to principal,

•  any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to principal,

•  excess interest (to the extent available) in an amount necessary to reach or maintain the targeted overcollateralization level as described under “Description of the Certificates — Excess Cashflow” in this free writing prospectus,

•  charged-off loan proceeds (to the extent available) as described under “—Priority of Distributions; Distributions of Charged-off Loan Proceeds” below, and

•  the amount (if any) remaining on deposit in the pre-funding account on the distribution date following the end of the funding period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•  the master servicing fee and additional servicing compensation due to the master servicer,

•  the certificate insurance premium,

•  the trustee fee due to the trustee,

•  amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer and servicer are entitled to be reimbursed,

•  the premium payable to the credit insurance provider in connection with the credit insurance policy,

•  all prepayment charges (which are distributable only to the Class P Certificates),

•  all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed, and

•  any net swap payment or any termination payment payable to the swap counterparty (other than a swap termination payment resulting from a swap counterparty trigger event).

Any amounts paid from amounts collected with respect to the home equity loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each home equity loan equal to one-twelfth of the stated principal balance of that home equity loan multiplied by 0.50% per annum (referred to as the servicing fee rate). The master servicer will not be entitled to receive the master servicing fee with respect to a charged-off home equity loan beginning with the due period after the charge-off date.

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the home equity loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•  to the swap account, the amount of any net swap payment and any swap termination payment (other than a swap termination payment resulting from a swap counterparty trigger event) payable to the swap counterparty,

•  to the certificate insurer, the monthly premium for the certificate insurance policy,

•  concurrently, to each class of Class A Certificates, current interest, pro rata, based on their respective entitlements,

•  to the certificate insurer, any unpaid insurer reimbursement amounts,

•  concurrently, to each class of Class A Certificates, interest accrued but not previously paid with respect to prior distribution dates, pro rata, based on their respective entitlements, and

•  any remaining interest funds to be distributed as part of excess cashflow.

Priority of Payments; Distributions of Principal

General

In general, on any distribution date, principal funds will be distributed in the following order:

•  to the certificate insurer, any unpaid monthly premium for the certificate insurance policy remaining after application of interest funds,

•  to the Class A Certificates, principal up to the principal distribution amount for that distribution date in the order described below,

•  to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, and

•  any remaining principal funds to be distributed as part of excess cashflow.

Principal Distributions on the Class A Certificates

On any distribution date, the principal distribution amount will be distributed sequentially, to the Class A-1, Class A-2 and Class A-3 Certificates, in that order, in each case until the certificate principal balance of that class of certificates is reduced to zero.

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date, available principal funds will be distributable as principal on the Class A Certificates in an amount based on the targeted level of overcollateralization. This amount is subject to reduction on and after the stepdown date.

Trigger Events

A “trigger event” refers to a delinquency trigger event or a cumulative loss trigger event. A “delinquency trigger event” refers to certain specified levels of delinquencies on the home equity loans, and a “cumulative loss trigger event” refers to specified levels of realized losses on the home equity loans.

If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will be equal to the targeted amount of overcollateralization for the immediately preceding distribution date. The definitions of “Delinquency Trigger Event” and “Cumulative Loss Trigger Event” in this free writing prospectus provide information regarding the specified levels of delinquencies and losses that will cause a trigger event to occur.

The Stepdown Date

The stepdown date will be the later of (i) the distribution date in October 2009 and (ii) the first distribution date on which the aggregate stated principal balance of the home equity loans as of the end of the related due period (after giving effect to principal prepayments received during the prepayment period that ends during that due period) is less than 50.00% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date.

Priority of Distributions; Distributions of Charged-off Loan Proceeds

Except as specified below, any home equity loan that is 180 days delinquent will be a charged-off home equity loan. The close of business on the last day of the calendar month in which the home equity loan becomes 180 days delinquent (calculated based on the OTS methodology described under “The Loan Pool” in this free writing prospectus) is referred to as the charge-off date. A charged-off home equity loan does not include (i) a home equity loan that has been charged-off by the master servicer as bad debt prior to the related charge-off date, (ii) a home equity loan with a claim that is pending or a claim that has been paid under the credit insurance policy and (iii) a home equity loan that has been the subject of a payment under the loss coverage obligation of Countrywide Home Loans, Inc.

Any net proceeds received with respect to a charged-off home equity loan in any due period after the related charge-off date will be charged-off loan proceeds. Charged-off loan proceeds will be distributable only in accordance with the priorities set forth below and will not be available to make any other distributions or to pay any fees or expenses of the issuing entity other than the master servicer’s expenses in connection with auctions of the charged-off home equity loans and the related charged off home equity loan disposition fee.

On each distribution date, the charged-off loan proceeds received during the related due period, if any, will be distributed in the following order:

•  to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, excess cashflow and principal funds on such distribution date,

•  to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the overcollateralization deficiency amount (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy), payable in the same priority in which the principal distribution amount is distributed to such classes,

•  concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy) pro rata based on their respective unpaid realized loss amounts, and

•  to the Class E-P Certificates, any remaining charged-off loan proceeds.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) will be distributed in the following order to the extent of the remaining excess cashflow:

•  on each distribution date beginning with the July 2007 distribution date, to the class or classes of certificates then entitled to distributions of principal, the amounts necessary to build or restore overcollateralization to the target overcollateralization level;

•  concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective unpaid realized loss amounts;

•  to each class of Class A Certificates (in the case of the Class A-1 Certificates, after payments of amounts available (if any) under the corridor contract), pro rata based first on their respective certificate principal balances and then on any unpaid amount of net rate carryover, to the extent needed to pay any unpaid net rate carryover for the Class A Certificates;

•  to the swap account, the amount of any swap termination payment owed to the swap counterparty as a result of a swap counterparty trigger event; and

•  to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the home equity loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the home equity loans and any remaining pre-funded amount exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the sum of the aggregate stated principal balance of the home equity loans and the amount on deposit in the pre-funding account will approximately equal the initial aggregate certificate principal balance of the certificates.

The targeted amount of overcollateralization will be zero and remain at zero through the June 2007 distribution date. For any distribution date beginning with the July 2007 distribution date, but prior to the stepdown date, the targeted amount of overcollateralization will equal 2.10% of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. On or after the stepdown date, the targeted amount of overcollateralization will equal the greater of: (1) 4.20% of the aggregate stated principal balance of the home equity loans for the related distribution date and (2) 0.50% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will equal the targeted amount of overcollateralization for the immediately preceding distribution date. If the amount of overcollateralization is below the targeted level for a distribution date, excess interest on the home equity loans (if any) will be used to reduce the aggregate certificate principal balance of the Class A Certificates, until the required level of overcollateralization has been reached or restored.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated home equity loans, if those losses are not otherwise covered by excess cashflow (if any) from the home equity loans.

Credit Insurance

Old Republic Insurance Company, a Pennsylvania insurance corporation, will issue a credit insurance policy that will cover, as of the end of the funding period, home equity loans with principal balances equaling approximately 30.00% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date. The home equity loans covered by the credit insurance policy were selected by the credit insurance provider from the loan pool in accordance with its selection criteria. Subject to certain limitations, the credit insurance policy will generally be available to cover losses resulting from the failure by the borrowers to make scheduled payments on the covered loans that are not subject to a policy exclusion, up to an aggregate amount equal to 8.00% of the aggregate principal balance of the covered loans (approximately $14,312,113 as of the end of the funding period).

Loss Coverage Provided by the Sponsor

The sponsor will make payments to the issuing entity pursuant to a corporate guaranty if any claim on the home equity loans covered by the credit insurance policy is fully or partially denied payment by the credit insurance provider due to a policy exclusion to the extent of the amount denied by the credit insurance provider. The loss coverage obligation will initially be equal to approximately $7,000,000 which is approximately 1.00% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date.

Excess Interest

The home equity loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the home equity loans is expected to be higher than the weighted average pass-through rate on the certificates, plus the weighted average expense fee rate and the effective rate at which any net swap payment and any swap termination payment (other than a swap termination payment resulting from a swap counterparty trigger event) may be payable to the swap counterparty. The “expense fee rate” is the sum of the servicing fee rate, the trustee fee rate and, with respect to any home equity loan covered by the credit insurance policy, the related credit insurance premium rate. Any such interest is referred to as “excess interest”, and any excess interest remaining after payment of the premium and any reimbursement amount owing to the certificate insurer will be distributed as part of the excess cashflow as described under “—Excess Cashflow” above.

Financial Guaranty Insurance Policy

The Class A Certificates have the benefit of a financial guaranty insurance policy pursuant to which MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the Class A Certificates on each distribution date subject to certain terms and conditions set forth in the financial guaranty insurance policy.

The Corridor Contract

Countrywide Home Loans, Inc. has purchased an interest rate corridor contract for the benefit of the Class A-1 Certificates, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date.

On or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related distribution date exceeds a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in “Description of the Certificates — The Corridor Contract” in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to the Class A-1 Certificates to cover net rate carryover.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1 Certificates will be distributed to the holders of the Class C Certificates and will not be available thereafter for payment of net rate carryover on the Class A-1 Certificates.

Allocation of Losses

Realized losses on the home equity loans will be allocated to the certificates as described in this free writing prospectus under “Description of the Certificates—Applied Realized Loss Amounts.”

The Swap Contract

Countrywide Home Loans, Inc. has entered into an interest rate swap contract, which will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date. On each distribution date prior to the swap contract termination date, the swap contract administrator will be obligated to pay to the swap counterparty an amount equal to the product of (i) 5.20% per annum, (ii) the lesser of (a) the swap contract notional balance for that distribution date and (b) the aggregate certificate principal balance of the Class A-2 and Class A-3 Certificates immediately prior to that distribution date and (iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360. In addition, on the business day preceding each distribution date prior to the swap contract termination date, the swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (i) one-month LIBOR (as determined by the swap counterparty), (ii) the lesser of (a) the swap contract notional balance for that distribution date and (b) the aggregate certificate principal balance of the Class A-2 and Class A-3 Certificates immediately prior to that distribution date, and (iii) the actual number of days in the related calculation period, divided by 360.

To the extent that the amount payable by the swap contract administrator exceeds the amount payable by the swap counterparty, the trustee will be required to deduct from the available funds the amount of that excess and, in its capacity as trustee of the swap trust, to remit the amount of that excess to the swap contract administrator for payment to the swap counterparty. To the extent that the amount payable by the swap counterparty exceeds the amount payable by the swap contract administrator, the swap counterparty will be required to pay to the swap contract administrator the amount of that excess. Any net payment received by the swap contract administrator from the swap counterparty will be remitted to the swap trust only to the extent necessary to cover unpaid current interest, net rate carryover and unpaid realized loss amounts on the Class A-2 and Class A-3 Certificates, to maintain or restore overcollateralization and to fund the swap reserve fund; provided that amounts otherwise distributable to the Class A-2 and Class A-3 Certificates that were covered by the certificate insurance policy will instead be paid to the certificate insurer. The remaining portion of any net payment received by the swap contract administrator from the swap counterparty will be paid to Countrywide Home Loans, Inc. and will not be available to cover any amounts on any class of certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the home equity loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related home equity loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses. The master servicer will not make any advances with respect to (i) any charged-off home equity loan after the related charge-off date and (ii) a covered loan, if a claim under the credit insurance policy is pending with respect to such covered loan.

Repurchase, Substitution and Purchase of Home Equity Loans

The sellers may be required to repurchase, or substitute a replacement home equity loan for, any home equity loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the home equity loans that materially and adversely affects the interests of the certificateholders or the certificate insurer in that home equity loan.

Additionally, the master servicer may purchase from the issuing entity any home equity loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any home equity loan with respect to which it has modified the loan rate at the request of the borrower.

The purchase price for any home equity loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the home equity loan plus interest accrued at the applicable loan rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The holder of the largest percentage interest in the Class C Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the home equity loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund, the pre-funding account, the capitalized interest account and the issuing entity’s rights with respect to payments received under the corridor contract) will consist of two or more REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the home equity loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement. The Class A-1 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract. The Class A-2 and Class A-3 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the swap contract and the deemed obligation to make termination payments on the swap contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The swap trust, the swap contract, the swap account and the swap reserve fund will not constitute any part of any REMIC created under the pooling and servicing agreement.

Legal Investment Considerations

The certificates will not be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the home equity loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

ERISA Considerations

Generally, the offered certificates (other than the Class A-R Certificates) may be purchased by a pension, employee benefit, or other plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a plan, so long as certain conditions are met. Investors acquiring offered certificates (other than the Class A-R Certificates) with assets of such a plan while the swap contract and swap trust are in effect will be required to satisfy certain additional conditions, including satisfaction of the requirements of an investor-based class exemption.

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THE LOAN POOL

Information regarding the initial home equity loans is set forth in tabular format in Annex A attached to this free writing prospectus.

SERVICING OF THE HOME EQUITY LOANS

Servicing Compensation and Payment of Expenses

The Master Servicer will be paid a monthly fee (the “Master Servicing Fee”) from collections with respect to each Home Equity Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The “Servicing Fee Rate” for each Home Equity Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Home Equity Loans that are prepaid in full, as described in this free writing prospectus under “— Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans.” The Master Servicing Fee will not be payable for any Charged-off Home Equity Loan beginning with the Due Period immediately after the related Charge-off Date.

The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the related Due Date to the end of the Prepayment Period (“Prepayment Interest Excess”), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Home Equity Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Home Equity Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Home Equity Loans

When a borrower prepays all or a portion of a Home Equity Loan between scheduled monthly payment dates (“Due Dates”), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received during that portion of the Prepayment Period from the related Due Date in the Prepayment Period to the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received from that portion of the Prepayment Period from the beginning of the Prepayment Period to the related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a “Prepayment Interest Shortfall”) could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as “Compensating Interest” and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A certificateholders resulting from Prepayment Interest Shortfalls will not be covered by the Certificate Insurance Policy.

DESCRIPTION OF THE CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

The CWHEQ, Inc., Home Equity Loan Asset Backed Certificates, Series 2007-S3 (the “Certificates”) will consist of the Class A-1, Class A-2, Class A-3, Class A-R, Class E-P, Class P and Class C Certificates.

•	When describing the Certificates in this free writing prospectus we use the following terms:

Designation	Class of Certificates
Class A Certificates	Class A-1, Class A-2 and Class A-3 Certificates
Offered Certificates	Class A-1, Class A-2, Class A-3 and Class A-R Certificates

The Certificates are generally referred to as the following types:

Class	Type
Class A-1	Senior/Adjustable Rate
Class A-2	Senior/Adjustable Rate
Class A-3	Senior/Adjustable Rate
Class A-R	Senior/REMIC Residual
Class P	Prepayment Charges
Class C	Residual
Class E-P	Excess Charged-off Loan Proceeds

Book-Entry Certificates; Denominations

The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $25,000 and integral multiples of $1 in excess thereof. Except as set forth under “Description of the Securities—Book-Entry Registration of Securities” in the prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the person’s beneficial ownership interest in the Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC. See “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Glossary of Terms

The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

General Definitions.

“Adjusted Loan Rate” with respect to each Home Equity Loan means the applicable Loan Rate less the related Servicing Fee Rate.

“Adjusted Net Loan Rate” with respect to each Home Equity Loan means the Loan Rate less the related Expense Fee Rate.

“Business Day” is any day other than:

(1) a Saturday or Sunday or

(2) a day on which the Certificate Insurer or banking institutions in the state of New York or California are required or authorized by law to be closed.

“Certificate Principal Balance” means for any class of Class A Certificates, the aggregate outstanding principal balance of all Certificates of the class, less:

(1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal, including in the case of the Class A Certificates, any payments of principal under the Certificate Insurance Policy; and

(2) the Applied Realized Loss Amounts allocated to the class;

•
provided, however, that if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Class A Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, pro rata, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class). However, to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid to the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy, and

•
any payment of principal under the Certificate Insurance Policy up to the amount of the Applied Realized Loss Amount in respect of any class of Class A Certificates will not result in a further reduction of the Certificate Principal Balance of that class of Class A Certificates.

After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Class A Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Although Subsequent Recoveries, if any, will be allocated to increase the Certificate Principal Balance of a class of Certificates, the Subsequent Recoveries will be included in the Principal Remittance Amount and distributed in the priority set forth below under “—Distributions—Distributions of Principal”. Therefore these Subsequent Recoveries may not be used to make any principal payments on the class or classes of Certificates for which the Certificate Principal Balances have been increased by allocation of Subsequent Recoveries. Additionally, holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.

Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the “Certificate Principal Balance” of the Class A Certificates is not reduced by the amount of any payments made by the Certificate Insurer in respect of principal on the Class A Certificates under the Certificate Insurance Policy, except to the extent that the payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

“Charged-off Loan Proceeds” means any Insurance Proceeds and all other net proceeds received with respect to a Charged-off Home Equity Loan after the related Charge-off Date in connection with the partial or complete liquidation of a Charged-off Home Equity Loan (whether through trustee’s sale, foreclosure sale, the auction process described under “Servicing of the Home Equity Loans—Auction of Charged-off Home Equity Loans” or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received after the related Charge-off Date with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a Charged-off Home Equity Loan (net of unreimbursed Servicing Advances and the related Charged-off Home Equity Loan servicing fee).

“Distribution Date” means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in April 2007.

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Proceeds” with respect to a liquidated Home Equity Loan, other than a Charged-off Home Equity Loan, means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Home Equity Loan plus (ii) accrued interest on the Home Equity Loan at the Loan Rate during each Due Period as to which interest was not paid or advanced on the Home Equity Loan.

“Final Recovery Determination” means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Home Equity Loan.

“Insurance Proceeds” means all proceeds of any insurance policy (including, without limitation, the Credit Insurance Policy but not including the Certificate Insurance Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer’s normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer’s costs and expenses incurred in connection with presenting claims under the related insurance policy.

“Liquidation Proceeds” means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Home Equity Loan (whether through trustee’s sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Home Equity Loan (other than the amount of the net proceeds representing Excess Proceeds and other than amounts paid under the Certificate Insurance Policy), less the related unreimbursed Advances, Servicing Fees and Servicing Advances. To the extent that any proceeds of the liquidation of a Home Equity Loan are recovered by Old Republic in connection with a claim paid under the Credit Insurance Policy, under the terms of that policy, such proceeds will not be included in the Liquidation Proceeds available to the issuing entity thereunder. For avoidance of doubt, Liquidation Proceeds do not include Charged-off Loan Proceeds.

“Percentage Interest” with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

“Record Date” means:

(1) in the case of the Class A Certificates, the Business Day immediately preceding the Distribution Date, unless the Class A Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

(2) in the case of the Class A-R Certificates, the last Business Day of the month preceding the month of that Distribution Date.

“Subsequent Recoveries” means, with respect to any Home Equity Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of “Insurance Proceeds” and “Liquidation Proceeds” received in respect of the Home Equity Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses and other than amounts paid under the Certificate Insurance Policy). Subsequent Recoveries do not include Charged-off Loan Proceeds.

Definitions related to Interest Calculations and Distributions.

“Accrual Period” for any Distribution Date, means for the Class A Certificates, the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution Date) to and including the day prior to the current Distribution Date.

“Certificate Insurance Premium” means for any Distribution Date the fee payable to the Certificate Insurer in respect of its services as Certificate Insurer that accrues at the Certificate Insurance Premium Rate for the Class A Certificates on a balance equal to the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date or, in the case of the first Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates on the Closing Date. The Certificate Insurance Premium shall be computed on the basis of a 360-day year and the actual number of days elapsed during the related accrual period.

“Certificate Insurance Premium Rate” means a rate equal to 0.240% per annum.

“Certificate Insurer Reimbursement Amount” means, with respect to any Distribution Date, (i) all Insured Payments paid by the Certificate Insurer for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on the Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Insured Payments were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously paid calculated at the Late Payment Rate, plus (iv) any payment made by the Certificate Insurer in its sole discretion to cure any payment default under the Swap Contract after the Swap Contract Administrator has failed to do so, plus interest thereon calculated at the Late Payment Rate.

“Credit Insurance Premium” means for any Distribution Date the fee payable to the Credit Insurance Provider that accrues at the applicable Credit Insurance Premium Rate on the unpaid principal balance of each Covered Loan. The Credit Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Credit Insurance Premium Rate” means the rate at which the Credit Insurance Premium accrues on each Home Equity Loan, ranging from 0.750% to 3.600% per annum. As of the Initial Cut-off Date, the weighted average Credit Insurance Premium Rate is expected to equal approximately 1.000% per annum.

“Current Interest” with respect to each class of interest-bearing Certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

“Expense Fee Rate” with respect to each Home Equity Loan is equal to the sum of (i) the Servicing Fee Rate and the Trustee Fee Rate and (ii) with respect to a Covered Loan, the Credit Insurance Premium Rate. As of the Initial Cut-off Date, the weighted average Expense Fee Rate is expected to equal approximately 0.808% per annum.

“Interest Carry Forward Amount,” with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

“Interest Determination Date” means for the Class A Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

“Interest Funds” means for any Distribution Date, (1) an amount equal to (a) the Interest Remittance Amount for that Distribution Date plus (b) solely for the purposes of calculating the Deficiency Amount, the amount on deposit in the Premium Account after taking into account any deposits to the Premium Account on such Distribution Date, plus (2) the Adjusted Replacement Upfront Amount, if any, less (3) the Trustee Fee for the Distribution Date, less (4) the Credit Insurance Premium for the Covered Loans for such Distribution Date.

“Interest Remittance Amount” means with respect to any Distribution Date:

(a) the sum, without duplication, of:

(1) all scheduled interest collected during the related Due Period, less the related Master Servicing Fee,

(2) all interest on prepayments, other than Prepayment Interest Excess,

(3) all Advances relating to interest,

(4) all Compensating Interest,

(5) all Liquidation Proceeds collected during the related Due Period (to the extent that the Liquidation Proceeds relate to interest),

(6) any payments received under the Credit Insurance Policy attributable to interest for the related Due Period,

(7) any Loss Coverage Payment attributable to interest for the related Due Period,

(8)  any Seller Interest Shortfall Payment, and

(9) for each Distribution Date during, and the Distribution Date immediately after, the Funding Period, any amounts required pursuant to the Pooling and Servicing Agreement to be deposited from the Capitalized Interest Account, less

(b) all Advances relating to interest and certain expenses reimbursed during the related Due Period.

“Net Rate Cap” for each Distribution Date means

(a) with respect to the Class A-1 Certificates, (1) the weighted average Adjusted Net Loan Rate of the Home Equity Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), less (2) the Certificate Insurance Premium Rate, times a fraction, the numerator of which is (a) the aggregate Certificate Principal Balance of the Class A Certificates and the denominator of which is (b) the aggregate Stated Principal Balance of the Home Equity Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period) plus any amount on deposit in the Pre-Funding Account as of the first day of that Due Period. The Net Rate Cap for the Class A-1 Certificates is adjusted to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year, and

(b) with respect to the Class A-2 and Class A-3 Certificates, the Net Rate Cap for the Class A-1 Certificates minus a fraction, expressed as a percentage the numerator of which is (x) the sum of (1) the Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date times a fraction, the numerator of which is equal to 360 and the denominator of which is equal to the actual number of days in the related Accrual Period and (2) any Swap Termination Payment payable to the Swap Counterparty for such Distribution Date (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event), and the denominator of which is (y) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date.

“Net Rate Carryover” for a class of Class A Certificates on any Distribution Date means the excess of:

(1) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

(2) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap).

Any Net Rate Carryover for the Class A Certificates will not be covered by the Certificate Insurance Policy.

The “Pass-Through Margin” (i) for the Class A-1 Certificates is 0.140%, (ii) for the Class A-2 Certificates is 0.250% and (iii) for the Class A-3 Certificates is 0.380%.

“Pass-Through Rate” with respect to each Accrual Period and the Class A-1, Class A-2 and Class A-3 Certificates means a per annum rate equal to the lesser of:

(1) One-Month LIBOR for the Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the related Pass-Through Margin for the class, and

(2) the applicable Net Rate Cap for the related Distribution Date.

“Premium Account” means an account created and maintained by the Trustee on behalf of the certificateholders and the Certificate Insurer.

“Seller Interest Shortfall Payment” means, with respect to any Initial Home Equity Loan that does not have a scheduled interest payment due date on or before the Due Date in the month of the first Distribution Date or any Subsequent Home Equity Loan that does not have a scheduled interest payment due date on or before the Due Date in the month after the related Subsequent Transfer Date, an amount equal to one month’s interest at the related Adjusted Loan Rate on the Cut-off Date Principal Balance of that Home Equity Loan.

“Trustee Fee Rate” means a rate equal to 0.009% per annum.

Definitions related to Principal Calculations and Distributions.

“Class A Principal Distribution Amount” for any Distribution Date means the excess of:

(1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

(2) the aggregate Stated Principal Balance of the Home Equity Loans for the Distribution Date minus the Overcollateralization Target Amount for such Distribution Date.

A “Cumulative Loss Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date, if (x) the aggregate amount of Realized Losses (calculated without taking into account payments made under the Credit Insurance Policy or any Loss Coverage Payment) on the Home Equity Loans from the Cut-off Date for each Home Equity Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries and Charged-off Loan Proceeds received through the last day of that Due Period) exceeds (y) the applicable percentage, for that Distribution Date, of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount, as set forth below:

Distribution Date	Percentage

October 2009 —March 2010	2.025% with respect to October 2009, plus an additional 1/6th of 0.675% for each month thereafter through March 2010

April 2010 — March 2011	2.700% with respect to April 2010, plus an additional 1/12th of 1.100% for each month thereafter through March 2011

April 2011 — March 2012	3.800% with respect to April 2011, plus an additional 1/12th of 1.100% for each month thereafter through March 2012

April 2012 — March 2013	4.900% with respect to April 2012, plus an additional 1/12th of 0.500% for each month thereafter until March 2013

April 2013 and thereafter	5.400%

A “Delinquency Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date if the Rolling Sixty-Day Delinquency Rate for the outstanding Home Equity Loans exceeds 4.50% for that Distribution Date.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount for the Distribution Date and (2) the Excess Cashflow for the Distribution Date.

“Final Scheduled Distribution Date” with respect to the Class A Certificates and the Certificate Insurance Policy, the Distribution Date occurring in the month following the month of the scheduled maturity date of the Home Equity Loan having the latest scheduled maturity date.

“OC Floor” means an amount equal to 0.50% of the sum of the Initial Cut-off Date Pool Principal Balance and the amount deposited in the Pre-Funding Account on the Closing Date.

“Overcollateralization Deficiency Amount” with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to the distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date: (1) through the Distribution Date in June 2007, $0, and (2) beginning with the Distribution Date in July 2007 and (a) prior to the Stepdown Date, an amount equal to 2.10% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 4.20% of the aggregate Stated Principal Balance of the Home Equity Loans for that Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date means the amount, if any, by which (x) the sum of the aggregate Stated Principal Balance of the Home Equity Loans for the Distribution Date and the amount on deposit in the Pre-Funding Account on the Distribution Date (except for any amounts to be released from the Pre-Funding Account on such Distribution Date) exceeds (y) the aggregate Certificate Principal Balance of the Class A Certificates as of the Distribution Date (after giving effect to the distribution of the Principal Remittance Amount on the Distribution Date and, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts to be released from the Pre-Funding Account).

“Principal Distribution Amount” with respect to each Distribution Date means the sum of:

(1) the Principal Remittance Amount for the Distribution Date, less any portion of such amount used to cover any payment due to the Swap Counterparty with respect to such Distribution Date,

(2) the Extra Principal Distribution Amount for the Distribution Date, and

(3)  with respect to the Distribution Date immediately following the end of the Funding Period, the amount, if any, remaining in the Pre-Funding Account at the end of the Funding Period (net of any investment income included therein), minus

(4) the Overcollateralization Reduction Amount for the Distribution Date.

“Principal Remittance Amount” with respect to any Distribution Date means:

(a) the sum, without duplication, of:

(1) the scheduled principal collected during the related Due Period or advanced with respect to the Distribution Date,

(2) prepayments collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Home Equity Loan that was repurchased by a Seller or purchased by the Master Servicer,

(4) the amount, if any, by which the aggregate unpaid principal balance of any Replacement Home Equity Loans delivered by Countrywide Home Loans in connection with a substitution of a Home Equity Loan is less than the aggregate unpaid principal balance of any Deleted Home Equity Loans,

(5) any payments received under the Credit Insurance Policy attributable to principal for the related Due Period,

(6) any Loss Coverage Payment attributable to principal for the related Due Period, and

(7) all Liquidation Proceeds (to the extent that the Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

(b) all Advances relating to principal and certain expenses reimbursed during the related Due Period.

“Realized Loss” means with respect to any Home Equity Loan (i) as to which a Final Recovery Determination has been made, the excess of the Stated Principal Balance of the defaulted Home Equity Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Home Equity Loan on or at any time prior to the last day of the related Due Period during which the defaulted Home Equity Loan is liquidated, (ii) that was the subject of a Deficient Valuation, (a) if the value of the related Mortgaged Property was reduced below the principal balance of the related Mortgage Note, the amount by which the value of the Mortgaged Property was reduced below the principal balance of the related Mortgage Note, and (b) if the principal amount due under the related Mortgage Note has been reduced, the difference between the principal balance of the Home Equity Loan outstanding immediately prior to the Deficient Valuation and the principal balance of the Home Equity Loan as reduced by the Deficient Valuation and (iii) that is 180 days delinquent, the Stated Principal Balance of such Home Equity Loan as of the close of business on the last day of the calendar month in which such Home Equity Loan became 180 days delinquent.

“Rolling Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, the average of the Sixty-Day Delinquency Rates for that Distribution Date and the two immediately preceding Distribution Dates.

“Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Home Equity Loans 60 or more days delinquent (calculated based on the OTS Methodology) as of the close of business on the last day of the calendar month preceding the Distribution Date (including Home Equity Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Home Equity Loans.

“Stepdown Date” is the later to occur of (i) the Distribution Date in October 2009 and (ii) the first Distribution Date on which the aggregate Stated Principal Balance of the Home Equity Loans for that Distribution Date is less than or equal to 50.00% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

A “Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Certificates, (i) the portion of the aggregate Applied Realized Loss Amount allocated to that class and remaining unpaid minus (ii) the sum of (x) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class and (y) the Charged-off Loan Proceeds previously distributed to such class in respect of Unpaid Realized Loss Amounts.

Deposits to the Certificate Account

The Master Servicer will establish and initially maintain a certificate account (the “Certificate Account”) for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, FSB, which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Home Equity Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

(1) all payments on account of principal, including Principal Prepayments, on the Home Equity Loans,

(2) all payments on account of interest (other than interest accruing on the Home Equity Loans prior to the Cut-off Date) on the Home Equity Loans, net of the Master Servicing Fees on the Home Equity Loans and net of Prepayment Interest Excess,

(3) all Insurance Proceeds (including proceeds from the Credit Insurance Policy), Liquidation Proceeds, Subsequent Recoveries and Charged-off Loan Proceeds,

(4) all payments made by the Master Servicer in respect of Compensating Interest,

(5) all payments made by a Seller in connection with the repurchase of any Home Equity Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Home Equity Loan in accordance with the Pooling and Servicing Agreement,

(6) all payments made by the Master Servicer in connection with the purchase of any Home Equity Loans which are 150 days delinquent and any other purchases by the Master Servicer in accordance with the Pooling and Servicing Agreement,

(7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Home Equity Loan,

(8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

(9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

(10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Home Equity Loans, and

(11) all Advances.

Prior to their deposit in the Certificate Account, payments and collections on the Home Equity Loans will be commingled with payments and collections on other home equity loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Securities” in the prospectus.

Withdrawals from the Certificate Account

The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

(1) to pay to the Master Servicer the Master Servicing Fees on the Home Equity Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under “Servicing of the Home Equity Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans”) and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

(2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Home Equity Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Home Equity Loan (or Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto (other than proceeds of the Credit Insurance Policy) but not Charged-off Loan Proceeds) with respect to which the Advance was made,

(3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee and the Certificate Insurer an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Home Equity Loan(s), and their respective portions of the nonrecoverable advance),

(4) to reimburse the Master Servicer from Insurance Proceeds (other than proceeds of the Credit Insurance Policy) for expenses incurred by the Master Servicer and covered by the related insurance policies,

(5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property, (iv) auction costs and expenses in connection with Charged-off Home Equity Loans and (v) maintaining any required insurance policies (“Servicing Advances”), which right of reimbursement pursuant to this clause (5) is limited to (a) amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds with respect thereto) and (b) in the case of auction costs and expenses in connection with Charged-off Home Equity Loans, the Charged-off Loan Proceeds,

(6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Home Equity Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Home Equity Loan,

(7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

(8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

(9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the “Distribution Account Deposit Date”), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

The Master Servicer is required to maintain separate accounting, on a Home Equity Loan by Home Equity Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (7) above.

Deposits to the Distribution Account

The Trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders and the Certificate Insurer. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

(1) the aggregate amount remitted by the Master Servicer to the Trustee,

(2) any Loss Coverage Payments made by the Sponsor,

(3) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account, and

(4) the amount, if any, remaining in the Pre-Funding Account (net of any investment income included therein) on the Distribution Date immediately following the end of the Funding Period.

Withdrawals from the Distribution Account

The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and the Swap Account and for payment to the Certificate Insurer as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:

(1) to pay the Trustee Fee to the Trustee,

(2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

(3) to pay the Trustee (for payment to the Credit Insurance Provider), the applicable Credit Insurance Premium,

(4) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

(5) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Home Equity Loans (other than Charged-off Loan Proceeds), in respect of which any such Advance was made and (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under “—Withdrawals from the Certificate Account” above,

(6)  to reimburse the Trustee for any nonrecoverable Advance previously made by it (other than from amounts representing Charged-off Loan Proceeds), such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (3) under “—Withdrawals from the Certificate Account”, and

(7) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Home Equity Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “ — Reports to Certificateholders” in this free writing prospectus. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account will be invested in Permitted Investments at the direction of the Master Servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein,

•
the Pre-Funding Account, all income and gain net of any losses realized from the investment will be for the benefit of Countrywide Home Loans and will be remitted to Countrywide Home Loans as described herein, and

•
the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to Countrywide Home Loans and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-Funding Account or the Capitalized Interest Account in respect of the investments will be paid by Countrywide Home Loans to the Trustee for deposit into the Pre-Funding Account or the Capitalized Interest Account, as applicable, out of Countrywide Home Loans’ own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-Funding Account or the Capitalized Interest Account, as applicable, and made in accordance with the Pooling and Servicing Agreement.

Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in Permitted Investments in respect of amounts received under the Corridor Contract, at the written direction of the majority holder of the Class C Certificates.

If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in respect of amounts received under the Corridor Contract in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the Pooling and Servicing Agreement.

Swap Account. Funds in the Swap Account and the Swap Reserve Fund will not be invested.

The Swap Account

The Trustee, in its capacity as trustee of the swap trust, will establish and maintain a swap account (the “Swap Account” ) on behalf of the holders of the Class A Certificates and the Swap Counterparty. With respect to each Distribution Date, the Trustee will deposit into the Swap Account any portion of the Interest Funds for that Distribution Date (and, if necessary, any portion of the Principal Remittance Amount for that Distribution Date) that are to be remitted to the Swap Contract Administrator for payment to the Swap Counterparty, as well as any amounts received from the Swap Contract Administrator in respect of the Swap Contract, each as described below under “— The Swap Contract”. With respect to each Distribution Date, following the deposits to the Swap Account described in the preceding sentence, the Trustee will make a corresponding withdrawal from the Swap Account for remittance to the Swap Contract Administrator or distribution to the holders of the Class A Certificates and the Swap Reserve Fund as described below, as the case may be depending on whether a Net Swap Payment is due to the Swap Counterparty or from the Swap Counterparty, as described below under “— The Swap Contract”.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Fees

Master Servicing Fee / Master Servicer	One-twelfth of the Servicing Fee Rate multiplied by the Stated Principal Balance of each Home Equity Loan other than a Charged-off Home Equity Loan (3)	Compensation	Collections with respect to each Home Equity Loan and any Liquidation Proceeds or Subsequent Recoveries	Monthly

Additional Servicing Compensation / Master Servicer	•Prepayment Interest Excess (4)	Compensation	Interest collections with respect to certain Home Equity Loans prepaid in full	Time to time

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Home Equity Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and Distribution Account	Monthly

	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries	Time to time

	• 10% of the gross proceeds of each Charged-off Home Equity Loan	Compensation	Charged-off Loan Proceeds	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee
One-twelfth of the Trustee Fee Rate multiplied by the sum of (i) the aggregate Stated Principal Balance of the outstanding Home Equity Loans and (ii) any amounts remaining in the Pre-Funding Account (excluding any investment earnings thereon) (6)
		Compensation	Interest Remittance Amount	Monthly

Certificate Insurance Premium / Certificate Insurer	Certificate Insurance Premium (7)	Compensation	Interest Funds and the Principal Distribution Amount (8)	Monthly

Credit Insurance Premium / Credit Insurance Provider	With respect to each Covered Loan, one-twelfth of the Credit Insurance Premium Rate for that Home Equity Loan multiplied by the Stated Principal Balance of that Home Equity Loan (9)	Expense	Interest collections on the related Home Equity Loan(s)	Monthly

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Expenses

Net Swap Payments/Swap Counterparty	Net Swap Payments (10)	Expenses	Interest Funds and, to the extent that Interest Funds are not sufficient, the Principal Remittance Amount	Time to time

Swap Termination Payment/Swap Counterparty	The Swap Termination Payment to which the Swap Counterparty may be entitled in the event of an early termination of the Swap Contract	Expenses	Interest Funds and, to the extent that Interest Funds are not sufficient, the Principal Remittance Amount (11)	Time to time

Insurance expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Home Equity Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances (12)	Reimbursement of Expenses
With respect to each Home Equity Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Home Equity Loan
Time to time

Indemnification expenses / the Sellers, the Master Servicer, the NIM Insurer and the Depositor	Amounts for which the Sellers, the Master Servicer, the NIM Insurer and Depositor are entitled to indemnification (13)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly

Certificate Insurer Reimbursement Amount / Certificate Insurer	Certificate Insurer Reimbursement Amount (14)	Reimbursement of Expenses	Interest Funds and the Principal Distribution Amount (8)	Monthly

__________
(1)
If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3)
The Servicing Fee Rate for each Home Equity Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Home Equity Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of the Home Equity Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans.”

(4)	Prepayment Interest Excess is described above in the free writing prospectus under “Servicing of the Home Equity Loans — Servicing Compensation and Payment of Expenses.”

(5)	Excess Proceeds is described above in this free writing prospectus under “— Glossary of Terms — General Definitions.”

(6)	The Trustee Fee Rate will equal 0.009% per annum.

(7)
The Certificate Insurance Premium Rate will equal 0.240% per annum. The Certificate Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(8)
The order and priority in which the Certificate Insurer is paid these amounts from Interest Funds and the Principal Distribution Amount is set forth under “— Distributions — Distributions of Interest” and “— Distributions — Distributions of Principal” in this free writing prospectus.

(9)
The Credit Insurance Premium Rate will range from 0.750% to 3.600% per annum. The Credit Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(10)	The amount of any Net Swap Payment due to the Swap Counterparty with respect to any Distribution Date will be calculated as described under “Description of the Certificates — The Swap Contract”.

(11)	Any Swap Termination Payment due to a Swap Counterparty Trigger Event will only be payable from excess cashflow.

(12)
Reimbursement of Servicing Advances for a Home Equity Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Home Equity Loan.

(13)
Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses as described in this free writing prospectus under “— Certain Matters Regarding the Master Servicer, the Depositor, the Sellers and the NIM Insurer.”

(14)	The Certificate Insurer Reimbursement Amount is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

Distributions

General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more or who holds a Notional Amount Certificate and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing Certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.

All calculations of interest on the Class A Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period.

The Pass-Through Rate for each of the Class A Certificates is a variable rate that may change from Distribution Date to Distribution Date. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing certificates will be subject to the applicable Net Rate Cap. Any shortfall resulting from the application of the applicable Net Rate Cap (also referred to as Net Rate Carryover) will not be covered by the Certificate Insurance Policy. See the related definitions in “— Glossary of Terms — Definitions related to Interest Calculations and Distributions” for a more detailed understanding as to how the Net Rate Cap is calculated and applied to the Pass-Through Rate.

If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the applicable Net Rate Cap, the holders of the applicable class of Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Excess Cashflow”, and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract in the case of the Class A-1 Certificates and from payments under the Swap Contract allocated to the issuing entity in the case of the Class A-2 and Class A-3 Certificates, if available for that purpose.

On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order, until those Interest Funds have been fully distributed:

(1) to the Swap Account, the amount of any Net Swap Payment and any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty with respect to such Distribution Date,

(2) to the Certificate Insurer, the Certificate Insurance Premium for the Distribution Date,

(3) concurrently, to each class of Class A Certificates, the Current Interest for each such class, pro rata based on their respective entitlements,

(4) to the Certificate Insurer, the Certificate Insurer Reimbursement Amount,

(5)  concurrently, to each class of Class A Certificates, the Interest Carry Forward Amount for each such class, pro rata based on their respective entitlements, and

(6) any remainder as part of the Excess Cashflow to be allocated as described under “—Excess Cashflow” below.

Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1 Certificates, to the extent needed to pay any related Net Rate Carryover.

Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the holders of the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1 Certificates until the Corridor Contract Termination Date. See“— Carryover Reserve Fund” below.

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount is required to be distributed until the Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) in the following order:

(1)  to the Certificate Insurer, any Certificate Insurance Premium for the Distribution Date remaining unpaid after application of Interest Funds,

(2) to the Class A Certificates, in an amount up to the Class A Principal Distribution Amount, sequentially, to the Class A-1, Class A-2, Class A-3 Certificates, in that order, in each case until the Certificate Principal Balance thereof is reduced to zero,

(3)  to the Certificate Insurer, any Certificate Insurer Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, and

(4)  any remainder as part of the Excess Cashflow to be allocated as described under “—Excess Cashflow” below.

Distributions of Charged-off Loan Proceeds. On each Distribution Date, the Charged-off Loan Proceeds received during the related Due Period, if any, will be distributed sequentially in the following order (after application of Excess Cashflow on such Distribution Date):

(1) to the Certificate Insurer, any Certificate Insurance Reimbursement Amount for such Distribution Date remaining unpaid after application of Interest Funds, Excess Cashflow and the Principal Distribution Amount on such Distribution Date,

(2) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Overcollateralization Deficiency Amount remaining unpaid after taking into account all distributions on that Distribution Date other than the distribution of Charged-off Loan Proceeds and the payments under the Certificate Insurance Policy, payable in the order set forth in clause (2) under “— Distributions of Principal” above,

(3) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in an amount equal to the Unpaid Realized Loss Amount for each such class (after taking into account all distributions on that Distribution Date other than distribution of Charged-off Loan Proceeds and payments under the Certificate Insurance Policy), provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (3) will instead be paid to the Certificate Insurer; and

(4) to the Class E-P Certificates, any remaining Charged-off Loan Proceeds.

Certificate Insurance Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A Certificates, any Insured Payments received from the Certificate Insurer with respect to the Distribution Date (and any amounts from the Premium Account in lieu thereof). Insured Payments in respect of interest payable on the Class A Certificates shall be paid to the Class A Certificates concurrently based on their respective interest entitlements, and any Insured Payments in respect of principal payable on the Class A Certificates shall be paid to the Class A Certificates as part of the Class A Principal Distribution Amount in the amount and order of priority set forth in clause (2) under “—Distributions of Principal” above, in each case until the Certificate Principal Balance thereof is reduced to zero.

Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Class A Certificates and payments to the Certificate Insurer and Swap Counterparty (each as described above) and the Class E-P, Class C and Class P Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Premium Account

On any Distribution Date on which there are any amounts on deposit in the Premium Account after taking into account any deposit to the Premium Account on such Distribution Date and all other distributions on such Distribution Date, but prior to any draw on the Certificate Insurance Policy, the Trustee will apply the amounts on deposit in the Premium Account in the following amounts and order of priority:

(1) concurrently to each class of Class A Certificates, the unpaid Current Interest for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(2) concurrently to each Class of Class A Certificates, the unpaid Interest Carry Forward Amount for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(3) concurrently, to each class of Class A Certificates, as a distribution of principal, in an amount up to the Applied Realized Loss Amount allocable to such class on such Distribution Date, pro rata, based on the amount of Applied Realized Loss Amounts allocable to each such class on such Distribution Date;

(4) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for such classes, in each case in an amount up to the Unpaid Realized Loss Amount for such class; provided, however that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy, then any related amounts otherwise payable to the Class A Certificates pursuant to this paragraph shall instead be paid to the Certificate Insurer;

(5) on the Final Scheduled Distribution Date, concurrently, to each class of Class A Certificates with an outstanding Certificate Principal Balance, pro rata; and

(6) to the Certificate Insurer, the amount of any Certificate Insurance Reimbursement Amount remaining unpaid.

All funds in the Premium Account will be invested in Permitted Investments at the direction of the Master Servicer. Any net investment earnings in respect of such Permitted Investments will be deposited in the Premium Account, and any losses incurred in respect of such Permitted Investments will be charged against amounts on deposit in the Premium Account (or the investments) immediately as realized. Neither the Trustee nor the Master Servicer will be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Premium Account and made in accordance with the Pooling and Servicing Agreement.

Excess Cashflow

On the Closing Date, it is expected that the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount will approximately equal the initial aggregate Certificate Principal Balance of the Class A Certificates. In addition, the weighted average Adjusted Net Loan Rate for the Home Equity Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Certificates. As a result, interest collections on the Home Equity Loans are expected to be generated in excess of the amount of interest payable to the holders of the Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Home Equity Loans (net of the Trustee Fee, Master Servicing Fee, and, if applicable, Credit Insurance Premium) in excess of the amount that is needed to pay interest on the Certificates and the issuing entity’s expenses (including any premiums that may be payable to the Certificate Insurer and including any Net Swap Payments and any Swap Termination Payment (other than a Swap Termination Payment resulting from a Swap Counterparty Trigger Event) that may be payable to the Swap Counterparty) will be used to reduce the total Certificate Principal Balance of the Certificates, until the target level of overcollateralization has been achieved or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Unpaid Realized Loss Amounts and Net Rate Carryover in the amount and the priority described below.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amounts remaining as set forth in clause (6) in “—Distributions — Distributions of Interest” and clause (4) in “— Distributions — Distributions of Principal” for the Distribution Date and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of Certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

(1) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Class A Principal Distribution Amount as described under “—Distributions—Distributions of Principal” above,

(2) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the Unpaid Realized Loss Amount for each such class, provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (2) will instead be paid to the Certificate Insurer,

(3) to each class of Class A Certificates (in the case of the Class A-1 Certificates after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover), pro rata based on the Certificate Principal Balances thereof, to the extent needed to pay any Net Rate Carryover for each such class; provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of Class A Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover,

(4) to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date without regard to any amounts allocated to the issuing entity in respect of the Corridor Contract not required to cover Net Rate Carryover on the Class A-1 Certificates on that Distribution Date), and

(5) to the Swap Account, in an amount equal to any Swap Termination Payment due to the Swap Counterparty as a result of a Swap Counterparty Trigger Event, and

(6) to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

Following the distributions pursuant to the preceding paragraph, the Trustee will make certain distributions from the Swap Account, as described in further detail below under “ — The Swap Contract”.

Sponsor Loss Coverage Obligation

Pursuant to its corporate guaranty (referred to as the “Loss Coverage Obligation”), Countrywide Home Loans, Inc. (the “Sponsor”) will provide coverage against Realized Losses to the extent of claims that are partially or fully denied payment by the Credit Insurance Provider due to certain exclusions from coverage in the Credit Insurance Policy. Each payment required to be made by the Sponsor under the Loss Coverage Obligation is referred to as a “Loss Coverage Payment.” The Loss Coverage Obligation will only cover Home Equity Loans that are covered by the Credit Insurance Policy. A claim for Realized Losses on a Home Equity Loan covered by the Credit Insurance Policy that is denied payment by the Credit Insurance Provider for any reason other than it is not one of the insured perils covered by the Credit Insurance Policy will be payable by the Sponsor. Until the amount of the Loss Coverage Obligation has been reduced to zero, on any Distribution Date the Sponsor will pay an amount equal to the amount of the denied claims to the extent covered by the Loss Coverage Obligation. The amount of the Loss Coverage Obligation will initially equal 1.00% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and will be reduced by the aggregate amount of any Loss Coverage Payments made by the Sponsor. Upon receipt of a Loss Coverage Payment with respect to a Covered Loan by the Sponsor, such Covered Loan, including all rights of recovery under the Covered Loan, will be assigned to the Sponsor (to the extent it has not already been assigned to the Credit Insurer pursuant to the terms of the Credit Insurance Policy).

Repurchases or substitutions resulting from any breach of a home equity loan representation or warranty will fall under the Sponsor’s separate repurchase or substitution obligations and will not be considered in connection with or counted as partial credit toward the Sponsor’s Loss Coverage Obligation.

The Loss Coverage Obligation will be an unsecured general obligation of the Sponsor and will not be supported by any letter of credit or other credit enhancement arrangement. The long-term debt obligations of the Sponsor are currently rated “A” by S&P, “A” by Fitch Ratings, Inc. and “A3” by Moody’s.

The Corridor Contract

Countrywide Home Loans has entered into an interest rate corridor transaction with Bear Stearns Financial Products Inc. (the “Corridor Contract Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty (the “Corridor Contract”), for the benefit of the Class A-1 Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a “Corridor Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the “Corridor Contract Administrator”), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the “Corridor Contract Administration Agreement”) pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below.

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1 Certificates as described above under “—Distributions—Distributions of Funds from the Corridor Contract.” Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1 Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover, any remaining amounts will be distributed as described above under “—Distributions—Distributions of Funds from the Corridor Contract” and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under “—Distributions —Distributions of Funds from the Corridor Contract.”

With respect to the Corridor Contract and any Distribution Date beginning with the Distribution Date in April 2007 to and including the Distribution Date in March 2009, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

(ii) the Corridor Contract Notional Balance for that Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

•
first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1 Certificates immediately prior to the Distribution Date, referred to as a “Net Corridor Contract Payment,” and

•	second, to Countrywide Home Loans, any remainder, referred to as an “Excess Corridor Contract Payment.”

Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the “Corridor Contract Termination Date” for the Corridor Contract.

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
April 2007	298,454,000	8.63991	9.000
May 2007	291,933,027	7.47694	9.000
June 2007	283,727,301	7.22343	9.000
July 2007	274,552,216	7.47681	9.000
August 2007	264,429,361	7.22330	9.000
September 2007	253,384,649	7.22323	9.000
October 2007	241,448,410	7.47659	9.000
November 2007	228,655,686	7.22308	9.000
December 2007	215,044,840	7.47644	9.000
January 2008	200,659,876	7.22293	9.000
February 2008	185,553,717	7.22289	9.000
March 2008	169,779,763	7.74724	9.000
April 2008	153,897,729	7.22323	9.000
May 2008	138,328,497	7.47705	9.000
June 2008	123,191,226	7.22398	9.000
July 2008	108,474,018	7.47784	9.000
August 2008	94,165,300	7.22474	9.000
September 2008	80,253,819	7.22512	9.000
October 2008	66,728,627	7.47903	9.000
November 2008	53,579,078	7.22590	9.000
December 2008	40,794,817	7.47984	9.000
January 2009	28,365,775	7.22669	9.000
February 2009	16,282,156	7.22709	9.000
March 2009	4,534,434	8.04258	9.000

The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of The Bear Stearns Companies, Inc., provided the Depositor is given notice and any rating agency, if applicable.

If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1 Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

Bear Stearns Financial Products Inc. (“BSFP”) will be the Corridor Contract Counterparty. BSFP, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. BSFP engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this free writing prospectus, BSFP has a ratings classification of “AAA” from Standard & Poor’s and “Aaa” from Moody’s Investors Service. BSFP will provide upon request, without charge, to each person to whom this free writing prospectus is delivered, a copy of (i) the ratings analysis from each of Standard & Poor’s and Moody’s Investors Service evidencing those respective ratings or (ii) the most recent audited annual financial statements of BSFP. Request for information should be directed to the DPC Manager of Bear Stearns Financial Products Inc. at (212) 272-4009 or in writing at 383 Madison Avenue, 36th Floor, New York, New York 10179. BSFP is an affiliate of Bear, Stearns & Co. Inc.

The information contained in the preceding paragraph has been provided by BSFP for use in this free writing prospectus. BSFP has not been involved in the preparation of, and does not accept responsibility for, this free writing prospectus as a whole or the accompanying prospectus.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1 Certificates. The “significance estimate” of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Corridor Contract Counterparty or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under any Corridor Contract or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

The Corridor Contract, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

The Swap Contract

Countrywide Home Loans has entered into an interest rate swap transaction with Bear Stearns Capital Markets Inc. (the “Swap Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Swap Counterparty (the “Swap Contract”). On the Closing Date, pursuant to a “Swap Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Swap Contract to The Bank of New York, as swap contract administrator (in such capacity, the “Swap Contract Administrator”). Pursuant to the Swap Contract, the terms of a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule and Credit Support Annex were incorporated into the Swap Contract, as if the ISDA Master Agreement, Schedule and Credit Support Annex had been executed by Swap Contract Administrator and the Swap Counterparty on the date that the Swap Contract was executed. The Swap Contract is subject to certain ISDA definitions. Countrywide Home Loans, the Swap Contract Administrator and the Trustee (acting as trustee of the swap trust) will enter into a swap contract administration agreement (the “Swap Contract Administration Agreement”) pursuant to which the Swap Contract Administrator will allocate any payments received under the Swap Contract between the Trustee (acting as trustee of the swap trust) and Countrywide Home Loans as described below and pursuant to which the Swap Contract Administrator will remit to the Swap Counterparty any funds received from the Trustee (acting as trustee of the swap trust) for payment to the Swap Counterparty.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Contract Administrator to the Swap Counterparty under the Swap Contract will equal the product of:

(i) a fixed rate of 5.20% per annum,

(ii) the lesser of (a) the Swap Contract Notional Balance for the Distribution Date and (b) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date, and

(iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Counterparty to the Swap Contract Administrator under the Swap Contract will equal the product of:

(i) One-Month LIBOR (as determined by the Swap Counterparty),

(ii) the lesser of (a) the Swap Contract Notional Balance for the Distribution Date and (b) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

With respect to any Distribution Date, the Swap Contract Administrator or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described in the two preceding paragraphs over the payment that it is entitled to receive from that other party as described in the two preceding paragraphs. Any Net Swap Payment owed by the Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Net Swap Payment owed to the Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.

If a Net Swap Payment and/or a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Interest Funds the amount of such Net Swap Payment or Swap Termination Payment as described under clause (1) under “— Distributions — Distributions of Interest” above (and to the extent that Interest Funds are insufficient, the Trustee will deduct from the Principal Remittance Amount any additional amounts necessary to make such Net Swap Payment and/or Swap Termination Payment due to the Swap Counterparty) and deposit the amount of such Net Swap Payment or Swap Termination Payment in the Swap Account maintained on behalf of the swap trust.

In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Excess Cashflow the amount of such Swap Termination Payment as described under clause (5) under “—Excess Cashflow” above and remit such amount to the Swap Account maintained on behalf of the swap trust.

In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will remit to the Trustee on behalf of the swap trust and for deposit into the Swap Account an amount equal to the sum of (a) any Current Interest and Interest Carry Forward Amounts with respect to the Class A-2 and Class A-3 Certificates, (b) any Net Rate Carryover with respect to the Class A-2 and Class A-3 Certificates, (c) any Unpaid Realized Loss Amounts with respect to the Class A-2 and Class A-3 Certificates, in each case that remain unpaid following distribution of the Interest Funds and the Excess Cashflow for the Distribution Date, (d) any Overcollateralization Deficiency Amount that remains following distribution of the Interest Funds, the Principal Remittance Amount and the Excess Cashflow for the Distribution Date and (e) the Swap Reserve Fund O/C Deficiency Amount; provided that amounts otherwise distributable to the Class A-2 and Class A-3 Certificates, pursuant to the foregoing, that were covered by the Certificate Insurance Policy will instead be paid to the Certificate Insurer. Any portion of any Net Swap Payment not remitted by the Swap Contract Administrator to the Trustee (acting as trustee of the swap trust) with respect to any Distribution Date will be remitted to Countrywide Home Loans and will not be available to make distributions in respect of any class of Certificates.

If the Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Contract Administrator in procuring a replacement swap contract with terms approximating those of the original Swap Contract. In the event that a Swap Termination Payment was payable by the Swap Counterparty in connection with the termination of the original Swap Contract, that Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of Certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, if that upfront amount is received prior to the Distribution Date on which the Swap Termination Payment is due to the Swap Counterparty under the original Swap Contract, a portion of that upfront amount equal to the lesser of (x) that upfront amount and (y) the amount of the Swap Termination Payment due to the Swap Counterparty under the original Swap Contract (the “Adjusted Replacement Upfront Amount”) will be included in the Interest Funds on that Distribution Date and any upfront amount paid by the replacement swap counterparty in excess of the Adjusted Replacement Upfront Amount will be distributed to Countrywide Home Loans. If that upfront amount is received after the Distribution Date on which the Swap Termination Payment was due to the Swap Counterparty under the original Swap Contract, or in the event that the Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of the original Swap Contract and a Swap Termination Payment was payable by the Swap Counterparty, that upfront amount or Swap Termination Payment payable by the Swap Counterparty, as the case may be, will be retained by the Swap Contract Administrator and remitted to the Trustee on behalf of the swap trust on subsequent Distribution Dates up to and including the Swap Contract Termination Date to cover the amounts described in clauses (a), (b), (c) and (d) of the preceding paragraph. Following the Swap Contract Termination Date, any remainder of an upfront amount paid by a replacement swap counterparty, or of a Swap Termination Payment paid by a Swap Counterparty, will be distributed to Countrywide Home Loans and will not be available to make distributions in respect of any class of Certificates.

Following the distributions of Excess Cashflow as described under “—Excess Cashflow”, the Trustee, acting on behalf of the swap trust, shall distribute the aggregate amount on deposit in the Swap Account and the Swap Reserve Fund in the following order:

(1) to the Swap Contract Administrator for payment to the Swap Counterparty, any Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date;

(2) to the Swap Contract Administrator for payment to the Swap Counterparty, any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty with respect to such Distribution Date;

(3) concurrently, to the Class A-2 and Class A-3 Certificates, any remaining Current Interest and Interest Carry Forward Amount, pro rata based on their respective entitlements;

(4) concurrently, to the Class A-2 and Class A-3 Certificates, to the extent needed to pay any remaining Net Rate Carryover for each such class, pro rata, based on the amount of such remaining Net Rate Carryover;

(5) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount up to the Overcollateralization Deficiency Amount remaining unpaid following the distribution of Excess Cashflow as described above under “— Excess Cashflow” but not exceeding the aggregate amount of Realized Losses on the Mortgage Loans from the Cut-off Date for each Mortgage Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries and Charged-off Loan Proceeds received through the last day of that Due Period), distributable as part of the Principal Distribution Amount as described under “— Distributions — Distributions of Principal” above;

(6) concurrently, to the Class A-2 and Class A-3 Certificates, pro rata based on the remaining Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for the class;

(7) to the Swap Reserve Fund, the Swap Reserve Fund O/C Deficiency Amount; and

(8) to the Swap Contract Administrator for payment to the Swap Counterparty, only to the extent necessary to cover any Swap Termination Payment due to a Swap Counterparty Trigger Event payable to the Swap Counterparty with respect to such Distribution Date;

provided that amounts otherwise distributable on the Class A-2 and Class A-3 Certificates, pursuant to the foregoing, that were covered by the Certificate Insurance Policy will instead be paid to the Certificate Insurer.

The Trustee, in its capacity as trustee of the swap trust, will establish and maintain an account (the “Swap Reserve Fund”) on behalf of the holders of the Class A Certificates and the Swap Counterparty. The Swap Reserve Fund will not be an asset of any REMIC. Funds on deposit in the Swap Reserve Fund shall be distributed on each Distribution Date in accordance with the provisions set forth in the preceding paragraph. For any Distribution Date, the “Swap Reserve Fund O/C Deficiency Amount” will be an amount equal to the Overcollateralization Deficiency Amount for such Distribution Date after giving effect to the distribution of the Principal Distribution Amount, Excess Cashflow and the Net Swap Payment, if any, on such Distribution Date.

The “Swap Contract Notional Balance” for each Distribution Date is as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Swap Contract is scheduled to remain in effect and is referred to as the “Swap Contract Termination Date” for the Swap Contract.

Month of Distribution Date	Swap Contract Notional Balance ($)
April 2007	401,546,000
May 2007	401,546,000
June 2007	401,546,000
July 2007	401,546,000
August 2007	401,546,000
September 2007	401,546,000
October 2007	401,546,000
November 2007	401,546,000
December 2007	401,546,000
January 2008	401,546,000
February 2008	401,546,000
March 2008	401,546,000
April 2008	401,546,000
May 2008	401,546,000
June 2008	401,546,000
July 2008	401,546,000
August 2008	401,546,000
September 2008	401,546,000
October 2008	401,546,000
November 2008	401,546,000
December 2008	401,546,000

Month of Distribution Date	Swap Contract Notional Balance ($)
January 2009	401,546,000
February 2009	401,546,000
March 2009	391,730,434
April 2009	380,309,345
May 2009	369,205,878
June 2009	358,411,270
July 2009	347,916,997
August 2009	337,714,772
September 2009	327,796,531
October 2009	318,154,435
November 2009	309,882,493
December 2009	301,143,631
January 2010	292,648,251
February 2010	284,389,625
March 2010	276,361,213
April 2010	268,556,651
May 2010	260,969,753
June 2010	253,594,500
July 2010	246,425,040
August 2010	239,455,682
September 2010	232,680,891
October 2010	226,095,284
November 2010	219,693,626
December 2010	213,470,826
January 2011	207,421,933
February 2011	201,542,132
March 2011	195,826,741
April 2011	190,271,206
May 2011	184,871,099
June 2011	179,622,113
July 2011	174,520,059
August 2011	169,560,867
September 2011	164,740,574
October 2011	160,055,329
November 2011	155,501,386
December 2011	151,075,104
January 2012	146,772,939
February 2012	142,591,448
March 2012	138,527,281
April 2012	134,577,180
May 2012	130,737,978
June 2012	127,006,595
July 2012	123,380,035
August 2012	119,855,385
September 2012	116,429,814
October 2012	113,100,566
November 2012	109,864,963
December 2012	106,720,401
January 2013	103,664,347
February 2013	100,694,338
March 2013	97,807,981
April 2013	95,002,945
May 2013	92,276,967
June 2013	89,627,845
July 2013	87,053,437
August 2013	84,551,663
September 2013	82,120,497
October 2013	79,667,854
November 2013	77,273,903
December 2013	74,947,590
January 2014	72,687,028
February 2014	70,490,383
March 2014	68,355,871

A “Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Swap Counterparty pursuant to the Swap Contract as a result of an early termination of the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Contract Administrator if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Counterparty (or any related guarantor, if applicable) include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the Swap Contract, if such failure is not remedied on or before the thirtieth day after notice of such failure is received,

3. if the credit rating of the Swap Counterparty falls below a required ratings threshold level established by Moody’s and specified in the Swap Contract for 30 or more business days, a failure to post any collateral required if such failure is not remedied on or before the third business day after notice of such failure is received and certain other events involving the termination or repudiation of the Credit Support Annex prior to the satisfaction of all obligations under the Swap Contract,

4. a breach of certain representations of the Swap Counterparty in the Swap Contract,

5. (i) the occurrence or existence of a default, event of default or other similar condition or event in respect of the Swap Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less than $100,000,000.00 which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Swap Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than $100,000,000.00 (after giving effect to any applicable notice requirement or grace period),

6. certain insolvency or bankruptcy events, and

7. a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Counterparty if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Contract Administrator, in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Contract Administrator include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. if the Swap Counterparty is required to post collateral under the Swap Contract, a failure by the Swap Contract Administrator to return any collateral required to be returned under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received,

3. certain insolvency or bankruptcy events, and

4. a merger by the Swap Contract Administrator without an assumption of its obligations under the Swap Contract.

The Certificate Insurer will have the right in its sole discretion to make a payment due under the Swap Contract if the Swap Contract Administrator fails to do so, and the Certificate Insurer shall be entitled to reimbursement for such payment, plus interest thereon calculated at the Late Payment Rate.

The Swap Contract will also be subject to early termination by either the Swap Counterparty or the Swap Contract Administrator (or, in some cases, by both parties) if at any time a “termination event” under the Swap Contract occurs and is continuing with respect to either party or both parties, in each case in accordance with the provisions of the Swap Contract. Termination events include the following:

1. illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Swap Counterparty) to perform its obligations under the Swap Contract or guaranty, as applicable),

2. a tax event (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

3. a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

Finally, the Swap Contract will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the Swap Contract occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the Swap Contract:

1. by the Swap Counterparty, in the event of an amendment to the Pooling and Servicing Agreement that could reasonably be expected to have a material adverse effect on the Swap Counterparty without the prior written consent of the Swap Counterparty where such consent is required under the Pooling and Servicing Agreement,

2. by the Swap Counterparty, in the event that (i) an Applied Realized Loss Amount is applied to reduce the Certificate Principal Balance of any class of Class A Certificates on any Distribution Date and (ii) the Certificate Insurer fails to pay the amount of such Applied Realized Loss Amount on that Distribution Date as required by the Certificate Insurance Policy,

3. by the Swap Contract Administrator, in the event that (i) the credit rating of the Swap Counterparty (or any related guarantor) falls below an initial threshold level or a second, lower threshold level, each established by Moody’s and S&P and specified in the Swap Contract and (ii) the Swap Counterparty fails to take the actions required under the Swap Contract, which in some cases includes posting collateral under the Credit Support Annex, and

4. by the Swap Contract Administrator, in the event of a failure by the Swap Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Swap Contract, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a replacement counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the Swap Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld) and any Rating Agency, if applicable.

A “Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party.

Bear Stearns Capital Markets Inc., or the Swap Counterparty, is incorporated in the State of Delaware. The Swap Counterparty is engaged in fixed income derivatives transactions and hedges associated therewith. The Swap Counterparty is a subsidiary of The Bear Stearns Companies Inc., or BSC. The Swap Counterparty’s obligations under the Swap Agreement will be guaranteed by BSC. The Swap Counterparty and BSC are affiliates of the Corridor Contract Counterparty.

The most recent Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of BSC are on file with and available from the Securities and Exchange Commission. Copies of these documents will be provided upon request and without charge to each person, including any certificate holder, who receives a copy of this free writing prospectus. Written requests may be addressed to Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, Attention: Head of Interest Rate Derivatives Marketing.

The significance percentage for the Swap Contract is less than 10%. The “significance percentage” for the Swap Contract is the percentage that the significance estimate of the Swap Contract represents of the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates. The “significance estimate” of the Swap Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Swap Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Swap Counterparty or the Swap Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under the Swap Contract or the Swap Contract Administration Agreement and will not have any right to proceed directly against the Swap Counterparty in respect of its obligations under the Swap Contract or against the Swap Contract Administrator in respect of its obligations under the Swap Contract Administration Agreement.

The Swap Contract, the Swap Contract Assignment Agreement and the Swap Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Class A Certificates (each such date, an “Interest Determination Date”), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the Class A Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

The Pooling and Servicing Agreement will require the Trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1 Certificates to pay any Net Rate Carryover on the Class A-1 Certificates as described under “— Distributions — Distributions of Funds from the Corridor Contract” above.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “— Excess Cashflow” above, the Trustee will deposit in the Carryover Reserve Fund (1) the amount needed to pay any Net Rate Carryover as described under “— Excess Cashflow” above and (2) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the “Required Carryover Reserve Fund Deposit”).

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions of Available Funds as described above, the aggregate Certificate Principal Balance of the Class A Certificates exceeds the sum of the aggregate Stated Principal Balance of the Home Equity Loans and the amount on deposit in the Pre-Funding Account, the amount of the excess will be applied to reduce the Certificate Principal Balances of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an “Applied Realized Loss Amount.” The Certificate Insurer is obligated to make Insured Payments (or payments in lieu thereof from the Premium Account) in respect of Applied Realized Loss Amounts on the Class A Certificates as they occur.

If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of “Certificate Principal Balance” described in this free writing prospectus under “— Glossary of Terms — General Definitions.”; provided, however, that to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy.

Certificate Insurance Policy

On the Closing Date, MBIA Insurance Corporation (the “Certificate Insurer”) will issue a certificate guaranty insurance policy (the “Certificate Insurance Policy”) in favor of the Trustee on behalf of the Class A certificateholders. The following summary of the provisions of the Certificate Insurance Policy does not purport to be complete and is qualified in its entirety by reference to the Certificate Insurance Policy. The Certificate Insurance Policy will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the Closing Date.

The Certificate Insurer does not accept any responsibility for the accuracy or completeness of this free writing prospectus or any information or disclosure contained in or omitted from this free writing prospectus, other than with respect to the accuracy of the information regarding the Certificate Insurance Policy and the Certificate Insurer set forth under the headings “Description of the Certificates—Certificate Insurance Policy” and “—The Certificate Insurer” in this free writing prospectus, except for the initial paragraph immediately above. Additionally, the Certificate Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Class A Certificates.

The Certificate Insurer, in consideration of the payment of a premium and subject to the terms of the Certificate Insurance Policy, thereby unconditionally and irrevocably guarantees to any Class A Certificateholder that an amount equal to each full and complete Insured Payment will be received from the Certificate Insurer by the Trustee, or its successors, as trustee for the Class A Certificateholders, on behalf of the Class A Certificateholders, for distribution by the Trustee to each Class A Certificateholder of that Certificateholder’s proportionate share of the Insured Payment.

The Certificate Insurer’s obligations under the Certificate Insurance Policy, with respect to a particular Insured Payment, will be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not those funds are properly applied by the Trustee. Insured Payments will be made only at the time set forth in the Certificate Insurance Policy, and no accelerated Insured Payments will be made regardless of any acceleration of the Class A Certificates, unless the acceleration is at the sole option of the Certificate Insurer.

Notwithstanding the foregoing paragraph, the Certificate Insurance Policy does not cover shortfalls, if any, attributable to the liability of the issuing entity, any REMIC or the Trustee for withholding taxes, if any (including interest and penalties in respect of any liability for withholding taxes).

The Certificate Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Certificate Insurer’s fiscal agent of the following:

•	a certified copy of the order requiring the return of a preference payment;

•	an opinion of counsel satisfactory to the Insurer that the order is final and not subject to appeal;

•
an assignment in a form that is reasonably required by the Certificate Insurer, irrevocably assigning to the Certificate Insurer all rights and claims of the Class A Certificateholder relating to or arising under the Class A Certificates against the debtor which made the preference payment or otherwise with respect to the preference payment; and

•
appropriate instruments to effect the appointment of the Certificate Insurer as agent for the Class A Certificateholder in any legal proceeding related to the preference payment, which instruments are in a form satisfactory to the Certificate Insurer;

provided that if these documents are received after 12:00 p.m., New York City time, on that Business Day, they will be deemed to be received on the following Business Day. Payments by the Certificate Insurer will be disbursed to the receiver or the trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Class A Certificateholder and not to any Class A Certificateholder directly unless such Class A Certificateholder has returned principal or interest paid on the Class A Certificates to the receiver or trustee in bankruptcy, in which case that payment will be disbursed to such Class A Certificateholder.

The Certificate Insurer will pay any other amount payable under the Certificate Insurance Policy no later than 12:00 p.m., New York City time, on the later of the Distribution Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust National Association, as fiscal agent for the Certificate Insurer, or any successor fiscal agent appointed by the Certificate Insurer of a notice from the Trustee specifying the Insured Payment which is due and owing on the applicable Distribution Date, provided that if the notice is received after 12:00 p.m., New York City time, on that Business Day, it will be deemed to be received on the following Business Day. If any notice received by the Certificate Insurer’s fiscal agent is not in proper form or is otherwise insufficient for the purpose of making a claim under the Certificate Insurance Policy, it will be deemed not to have been received by the Certificate Insurer’s fiscal agent for the purposes of this paragraph, and the Certificate Insurer or the fiscal agent, as the case may be, will promptly so advise the Trustee and the Trustee may submit an amended notice.

Insured Payments due under the Certificate Insurance Policy, unless otherwise stated therein, will be disbursed by the Certificate Insurer’s fiscal agent to the Trustee on behalf of the Class A Certificateholders by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of the Insured Payment and legally available therefore.

The fiscal agent is the agent of the Certificate Insurer only and the fiscal agent will in no event be liable to Class A Certificateholders for any acts of the fiscal agent or any failure of the Certificate Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under the Certificate Insurance Policy.

Subject to the terms of the Pooling and Servicing Agreement, the Certificate Insurer shall be subrogated to the rights of each Class A Certificateholder to receive payments under the Class A Certificates to the extent of any payment by the Certificate Insurer under the Certificate Insurance Policy.

As used in the Certificate Insurance Policy, the following terms shall have the following meanings:

“Class A Available Funds” means, with respect to any Distribution Date, funds allocated from amounts available pursuant to the Pooling and Servicing Agreement to make distributions on the Class A Certificates on such Distribution Date, including without limitation amounts on deposit in the Distribution Account and the Premium Account.

“Deficiency Amount” means, with respect to any Distribution Date, the excess, if any, of Required Distributions for such Distribution Date over Class A Available Funds.

“Insured Payment” means (i) as of any Distribution Date, any Deficiency Amount and (ii) any Preference Amount.

“Preference Amount” means any amount previously distributed to a Class A Certificateholder on the Class A Certificates that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Required Distributions” means, (a) with respect to any Distribution Date, the sum of (i) the amount of interest that has accrued on the Class A Certificates at the applicable Pass-Through Rate during the applicable Accrual Period with respect to the Class A Certificates, net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, or similar state or local laws and (ii) if such Distribution Date is not the Final Scheduled Distribution Date, the amount of any Applied Realized Loss Amounts, if any, allocated to the Class A Certificates and (b) on the Final Scheduled Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates (after giving effect to all distributions to be made on such Distribution Date). Required Distributions do not include any Net Rate Carryover.

Capitalized terms used in the Certificate Insurance Policy and not otherwise defined in the Certificate Insurance Policy shall have the meanings set forth in the Pooling and Servicing Agreement as of the date of execution of the Certificate Insurance Policy, without giving effect to any subsequent amendment or modification to the Pooling and Servicing Agreement unless such amendment or modification has been approved in writing by the Certificate Insurer.

The Certificate Insurance Policy is being issued under and pursuant to, and will be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by the Certificate Insurance Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The Certificate Insurance Policy is not cancelable for any reason. The premium on the Certificate Insurance Policy is not refundable for any reason including payment, or provision being made for payment, prior to the maturity of the Class A Certificates.

ANNEX A

THE STATISTICAL CALCULATION POOL

Loan Programs

Loan Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
10 Year Term	234	$7,970,460	1.65%	34,062	7.913	119.98	726	77.4
15 Year Term	1,869	72,049,897	14.92	38,550	8.226	179.79	720	83.3
20 Year Term	148	7,770,428	1.61	52,503	8.272	239.58	708	82.9
25 Year Term	2	101,752	0.02	50,876	11.335	298.62	676	88.6
30 Year Term	2,043	105,449,482	21.84	51,615	8.364	358.51	720	90.2
10 Year Term - 10 Year Interest Only Period	72	3,987,205	0.83	55,378	9.118	119.65	741	94.9
15 Year Term - 15 Year Interest Only Period	205	14,544,530	3.01	70,949	8.919	179.78	721	94.1
25 Year Term - 10 Year Interest Only Period	535	35,449,257	7.34	66,260	8.945	299.87	721	92.3
30 Year Term - 10 Year Interest Only Period	9	365,946	0.08	40,661	11.340	357.21	737	89.1
30/10 Balloon	1	32,635	0.01	32,635	7.875	117.00	774	100.0
30/15 Balloon	4,804	235,031,811	48.69	48,924	8.908	179.35	722	92.9
Total	9,922	$482,753,403	100.00%

Original Terms to Stated Maturity(1)

Original Term to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
120	307	$11,990,300	2.48%	39,056	8.314	119.86	731	83.3
180	6,878	321,626,239	66.62	46,762	8.756	179.46	721	90.8
240	148	7,770,428	1.61	52,503	8.272	239.58	708	82.9
300	537	35,551,009	7.36	66,203	8.951	299.86	721	92.3
360	2,052	105,815,428	21.92	51,567	8.374	358.50	720	90.2
Total	9,922	$482,753,403	100.00%

(1)   As of the Statistical Calculation Date, the weighted average original term to stated maturity of the Statistical Calculation Pool Loans was approximately 228 months.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0.01 - 25,000.00	2,506	$46,002,486	9.53%	18,357	8.772	211.14	721	88.9
25,000.01 - 50,000.00	3,956	144,318,813	29.89	36,481	8.619	223.47	722	90.7
50,000.01 - 75,000.00	1,863	114,466,081	23.71	61,442	8.615	225.32	721	90.6
75,000.01 - 100,000.00	902	79,120,910	16.39	87,717	8.620	234.55	719	90.7
100,000.01 - 150,000.00	491	59,353,727	12.29	120,883	8.713	235.61	722	90.4
150,000.01 - 200,000.00	156	26,921,569	5.58	172,574	8.932	229.08	721	91.1
200,000.01 - 250,000.00	34	7,865,393	1.63	231,335	8.639	246.11	727	92.1
250,000.01 - 300,000.00	6	1,676,807	0.35	279,468	9.003	210.61	724	90.7
300,000.01 - 350,000.00	4	1,312,805	0.27	328,201	9.606	254.59	727	79.4
350,000.01 - 400,000.00	1	352,812	0.07	352,812	9.125	179.00	701	66.2
400,000.01 - 450,000.00	2	890,000	0.18	445,000	8.431	330.34	736	90.1
450,000.01 - 500,000.00	1	472,000	0.10	472,000	10.250	360.00	664	61.4
Total	9,922	$482,753,403	100.00%

(1)   As of the Statistical Calculation Date, the average current mortgage loan principal balance of the Statistical Calculation Pool Loans was approximately $48,655.

State Distribution of Mortgaged Properties(1)

State	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Alabama	221	$8,218,556	1.70%	37,188	8.187	231.92	727	93.5
Alaska	24	1,369,771	0.28	57,074	8.446	207.10	702	89.2
Arizona	298	14,113,900	2.92	47,362	8.816	219.10	713	89.4
Arkansas	6	230,034	0.05	38,339	9.648	313.59	701	92.2
California	1,370	100,177,824	20.75	73,122	8.709	233.64	721	87.5
Colorado	413	20,129,817	4.17	48,740	8.607	235.24	729	92.8
Connecticut	104	5,430,005	1.12	52,212	8.256	236.76	722	88.2
Delaware	33	1,563,146	0.32	47,368	8.325	208.03	710	90.3
District of Columbia	14	861,642	0.18	61,546	8.733	246.09	694	91.5
Florida	469	24,103,545	4.99	51,393	8.935	224.21	715	88.9
Georgia	374	14,636,376	3.03	39,135	9.025	233.14	719	94.0
Hawaii	72	6,038,690	1.25	83,871	8.605	204.97	724	82.5
Idaho	94	3,845,252	0.80	40,907	8.537	213.00	741	91.8
Illinois	274	13,607,060	2.82	49,661	8.912	218.72	719	92.5
Indiana	189	5,591,244	1.16	29,583	8.692	224.40	728	94.4
Iowa	48	1,560,593	0.32	32,512	9.069	205.25	725	92.4
Kansas	82	2,862,006	0.59	34,903	8.465	227.73	718	94.0
Kentucky	145	4,944,446	1.02	34,100	8.416	221.79	724	93.1
Louisiana	46	1,477,230	0.31	32,114	8.650	214.33	705	90.8
Maine	14	543,776	0.11	38,841	9.631	248.46	697	80.9
Maryland	305	19,271,511	3.99	63,185	8.721	221.73	712	89.7
Massachusetts	180	9,803,572	2.03	54,464	8.398	243.22	723	88.2
Michigan	387	12,333,912	2.55	31,871	8.491	221.14	729	94.1
Minnesota	200	8,956,103	1.86	44,781	8.714	215.44	721	90.9
Mississippi	30	934,485	0.19	31,149	8.484	216.59	725	89.5
Missouri	216	6,740,619	1.40	31,207	8.253	216.72	721	91.7
Montana	45	1,831,051	0.38	40,690	8.453	213.99	723	88.3
Nebraska	22	738,208	0.15	33,555	8.054	261.99	735	91.6
Nevada	178	9,604,806	1.99	53,960	9.369	209.43	723	93.0
New Hampshire	45	2,314,145	0.48	51,425	8.046	243.50	724	88.8
New Jersey	299	18,562,217	3.85	62,081	8.632	228.29	711	87.4
New Mexico	82	3,161,612	0.65	38,556	8.405	247.17	724	88.3
New York	208	13,396,140	2.77	64,405	8.649	232.67	711	87.0
North Carolina	235	8,583,333	1.78	36,525	8.885	226.75	723	93.1
North Dakota	8	237,582	0.05	29,698	7.995	197.00	735	89.7
Ohio	282	9,132,676	1.89	32,385	8.533	216.53	728	94.9
Oklahoma	86	2,953,573	0.61	34,344	8.532	233.77	728	93.3
Oregon	223	11,178,610	2.32	50,128	8.389	227.88	729	90.0
Pennsylvania	251	10,861,163	2.25	43,272	8.838	228.69	713	91.0
Rhode Island	26	1,159,695	0.24	44,604	8.747	261.29	711	85.5
South Carolina	88	4,131,404	0.86	46,948	8.736	266.24	718	91.3
South Dakota	12	414,865	0.09	34,572	8.031	192.62	695	86.2
Tennessee	262	8,974,113	1.86	34,252	8.309	205.07	729	93.4
Texas	759	26,213,122	5.43	34,536	8.536	216.13	735	95.9
Utah	277	13,203,139	2.73	47,665	8.754	218.12	721	91.4
Vermont	8	382,424	0.08	47,803	8.107	209.14	715	86.0
Virginia	346	19,759,196	4.09	57,108	8.556	237.14	718	91.2
Washington	381	19,504,197	4.04	51,192	8.798	232.43	716	91.1
West Virginia	29	973,438	0.20	33,567	9.116	243.33	721	94.9
Wisconsin	139	5,232,396	1.08	37,643	8.280	209.28	721	92.0
Wyoming	23	905,184	0.19	39,356	8.552	228.72	712	87.5
Total	9,922	$482,753,403	100.00%

(1)   As of the Statistical Calculation Date, no more than approximately 0.21% of the Statistical Calculation Pool Loans was secured by mortgaged properties located in any one postal zip code area.

Original Combined Loan-to-Value Ratios(1)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
50.00 or Less	191	$8,865,888	1.84%	46,418	7.528	211.91	742	39.8
50.01 - 55.00	90	4,668,916	0.97	51,877	7.574	227.07	732	52.7
55.01 - 60.00	111	5,571,487	1.15	50,194	7.664	226.39	737	57.3
60.01 - 65.00	135	7,698,542	1.59	57,026	7.820	233.26	721	62.6
65.01 - 70.00	187	10,446,070	2.16	55,861	7.681	229.82	723	67.6
70.01 - 75.00	188	10,094,111	2.09	53,692	8.020	228.88	725	72.7
75.01 - 80.00	349	20,345,868	4.21	58,298	7.936	231.61	720	78.0
80.01 - 85.00	563	22,686,136	4.70	40,295	8.174	226.06	717	82.8
85.01 - 90.00	2,487	103,752,820	21.49	41,718	8.634	223.76	717	88.9
90.01 - 95.00	2,336	111,801,185	23.16	47,860	8.679	233.81	713	94.1
95.01 - 100.00	3,285	176,822,380	36.63	53,827	9.077	224.58	727	99.6
Total	9,922	$482,753,403	100.00%

 (1)  As of the Statistical Calculation Date, the weighted average original Combined Loan-to-Value Ratio of the Statistical Calculation Pool Loans was approximately 90.46%.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
5.501 - 6.000	73	$4,862,238	1.01%	66,606	5.999	228.41	739	75.8
6.001 - 6.500	145	8,294,099	1.72	57,201	6.393	235.32	739	79.0
6.501 - 7.000	515	28,761,023	5.96	55,847	6.872	244.18	741	79.3
7.001 - 7.500	1,084	54,021,675	11.19	49,835	7.377	236.06	733	86.4
7.501 - 8.000	1,888	92,371,018	19.13	48,925	7.823	234.16	729	88.7
8.001 - 8.500	1,638	73,686,605	15.26	44,986	8.333	222.90	727	92.3
8.501 - 9.000	1,463	70,217,820	14.55	47,996	8.820	224.77	717	92.6
9.001 - 9.500	917	42,355,494	8.77	46,189	9.348	221.67	707	93.5
9.501 - 10.000	875	41,919,152	8.68	47,908	9.819	220.58	709	94.3
10.001 - 10.500	464	21,865,860	4.53	47,125	10.335	214.71	710	94.0
10.501 - 11.000	338	16,903,572	3.50	50,011	10.803	215.11	705	94.8
11.001 - 11.500	167	8,288,750	1.72	49,633	11.300	212.33	702	93.6
11.501 - 12.000	203	10,482,369	2.17	51,637	11.888	215.27	700	95.6
12.001 - 12.500	44	3,066,689	0.64	69,697	12.317	227.69	688	96.6
12.501 - 13.000	35	2,109,474	0.44	60,271	12.815	204.64	682	97.7
13.001 - 13.500	21	950,588	0.20	45,266	13.319	260.09	686	98.5
13.501 - 14.000	18	869,456	0.18	48,303	13.813	207.46	713	97.1
Greater than 14.000	34	1,727,520	0.36	50,809	15.157	230.89	695	96.8
Total	9,922	$482,753,403	100.00%

(1)   The current mortgage rates listed in the preceding table include premiums related to the Credit Insurance Policy. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Calculation Pool Loans was approximately 8.668% per annum. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Calculation Pool Loans net of the premium charged in connection with the Credit Insurance Policy, the Master Servicing Fees and the Trustee Fee was approximately 7.860% per annum.

Types of Mortgaged Properties

Property Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Single Family Residence	6,805	$322,323,936	66.77%	47,366	8.544	227.32	720	89.5
Planned Unit Development	2,077	110,621,455	22.91	53,260	8.847	227.72	723	92.6
Low-Rise Condominium	799	36,407,299	7.54	45,566	8.834	227.62	727	92.5
2 Family Home	138	7,541,040	1.56	54,645	9.406	212.63	725	90.3
High-Rise Condominium	53	3,136,601	0.65	59,181	9.756	214.14	727	93.8
4 Family Home	28	1,413,394	0.29	50,478	10.335	204.21	750	93.0
3 Family Home	22	1,309,679	0.27	59,531	10.626	231.98	704	89.3
Total	9,922	$482,753,403	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	4,904	$251,671,517	52.13%	51,320	8.375	233.75	713	86.0
Purchase	4,113	188,540,082	39.06	45,840	9.070	218.83	733	96.7
Refinance (rate/term)	905	42,541,805	8.81	47,008	8.619	223.98	717	89.5
Total	9,922	$482,753,403	100.00%

Occupancy Types(1)

Occupancy Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Primary Residence	9,166	$456,509,294	94.56%	49,805	8.604	227.85	720	90.5
Investment Property	454	13,445,843	2.79	29,616	10.028	214.74	736	89.5
Secondary Residence	302	12,798,266	2.65	42,378	9.503	212.01	736	91.1
Total	9,922	$482,753,403	100.00%

(1)   Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Range of Remaining Terms to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
1 - 120	308	$12,003,912	2.49%	38,974	8.314	119.80	731	83.3
121 - 180	6,882	321,818,048	66.66	46,762	8.755	179.45	721	90.8
181 - 300	694	43,696,578	9.05	62,963	8.837	288.74	719	90.7
301 - 360	2,038	105,234,866	21.80	51,636	8.370	359.28	720	90.1
Total	9,922	$482,753,403	100.00%

(1)   As of the Statistical Calculation Date, the weighted average remaining term to maturity of the Statistical Calculation Pool Loans was approximately 227 months.

Documentation Programs

Documentation Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Full	3,063	$134,528,128	27.87%	43,920	8.466	230.15	719	92.8
Streamlined	2,337	114,472,961	23.71	48,983	8.039	232.60	719	84.5
Reduced	1,616	97,519,277	20.20	60,346	9.305	218.49	724	92.6
Alternative	1,396	63,044,126	13.06	45,161	8.492	230.18	714	92.4
Super-Streamlined	1,103	50,742,517	10.51	46,004	8.431	222.12	735	88.7
No Ratio	389	21,531,124	4.46	55,350	11.414	220.81	712	96.7
Stated Income/Stated Asset	18	915,271	0.19	50,848	9.530	199.43	714	81.5
Total	9,922	$482,753,403	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Greater than 820	1	$106,000	0.02%	106,000	9.625	300.00	822	100.0
801 - 820	230	9,623,758	1.99	41,842	8.179	230.57	807	84.2
781 - 800	680	30,497,145	6.32	44,849	8.220	225.70	789	87.6
761 - 780	1,223	58,958,200	12.21	48,208	8.312	226.19	770	89.8
741 - 760	1,414	70,424,158	14.59	49,805	8.412	228.40	750	91.3
721 - 740	1,535	76,146,119	15.77	49,607	8.549	221.86	730	91.9
701 - 720	1,538	80,375,040	16.65	52,259	8.579	226.28	710	91.1
681 - 700	1,260	60,606,665	12.55	48,101	8.860	223.07	690	90.3
661 - 680	1,188	58,238,474	12.06	49,022	9.051	232.67	671	90.8
641 - 660	497	21,841,381	4.52	43,946	9.608	232.86	652	89.9
621 - 640	345	15,446,036	3.20	44,771	9.882	240.47	631	88.4
601 - 620	11	490,428	0.10	44,584	8.875	222.62	619	82.0
Total	9,922	$482,753,403	100.00%

(1)   As of the Statistical Calculation Date, the weighted average FICO Credit Score of the mortgagors related to the Statistical Calculation Pool Loans was approximately 721.

Prepayment Charge Periods

Prepayment Charge Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	7,146	$342,079,052	70.86%	47,870	8.868	225.42	720	91.5
5	1	28,490	0.01	28,490	10.875	179.00	625	90.0
6	4	270,565	0.06	67,641	10.052	174.20	726	92.4
12	106	7,263,560	1.50	68,524	8.944	235.14	715	90.4
24	10	659,608	0.14	65,961	10.748	175.26	714	93.6
36	842	31,775,097	6.58	37,738	8.601	227.61	725	91.9
60	1,813	100,677,032	20.85	55,531	7.969	232.37	723	86.5
Total	9,922	$482,753,403	100.00%

Interest Only Periods at Origination

Interest Only Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Calculation Pool Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	9,101	$428,406,465	88.74%	47,072	8.630	223.53	721	90.1
120	616	39,802,408	8.24	64,614	8.984	282.34	724	92.5
180	205	14,544,530	3.01	70,949	8.919	179.78	721	94.1
Total	9,922	$482,753,403	100.00%